Exhibit 99.1

Contact:	Sonja K. McClelland
Executive Vice President, Secretary, Treasurer & Chief Financial Officer
317-293-5309

Hurco Companies, Inc. Announces Quarterly Cash Dividend

(INDIANAPOLIS, IN) June 14, 2019 — Hurco Companies, Inc. (Nasdaq Global Select Market: HURC), an international industrial technology company, announced today that its Board of Directors approved the payment of a cash dividend of $0.12 per share on its issued and outstanding common stock. The dividend will be paid on July 15, 2019, to shareholders of record as of the close of business on July 1, 2019.

Future declarations of dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (CNC) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, governmental actions and initiatives, including import and export restrictions and tariffs, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended October 31, 2018, and in our subsequent filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward–looking statements, whether as a result of new information, future events or otherwise.